                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   Contact:Larry Tannenbaum
                                                        Chief Financial Officer
                                                        (650) 940-4700

October 21, 2003
Mountain View, California

                      IRIDEX REPORTS THIRD QUARTER RESULTS

      IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that sales for the quarter ended September 27, 2003 were $8.3 million, a 23% increase compared to sales of $6.7 million in the corresponding quarter in 2002. The Company reported a net profit for the third fiscal quarter of $261,000 or $0.04 per diluted share, compared to a net profit of $206,000 or $0.03 per diluted share for the comparable quarter in 2002.

      Improved profitability from operations was responsible for this quarter's increase in net income when compared to third quarter last year, as operating income for the third quarter 2003 rose to $212,000 compared to the operating loss of $5,000 in the third quarter last year. Based on the Company's year to date tax exposure, no tax expense was recorded in third quarter 2003, while a tax benefit of approximately $242,000 was included in the third quarter of 2002 results.

      Sales of ophthalmology products during the third quarter of 2003 were $6.9 million, an increase of 27% from the equivalent quarter of 2002. Sales of dermatology products were $1.4 million, an increase of 5% from the corresponding quarter in 2002.

      "We are very pleased with our overall revenue growth this quarter as exemplified by solid sales increases in both our ophthalmology and dermatology product lines," commented Theodore A. Boutacoff, President and CEO. "Our international sales increased by 36% in the third quarter of 2003 compared to the third quarter in 2002, resulting from the continued world wide acceptance of our ophthalmology products combined with strong performances from most of our international distributors."

      "Our return to profitability in the current quarter, increased new product shipments and continued progress on the asset management front stands out as key accomplishments this quarter," continued Mr. Boutacoff.

      During the first nine months of 2003, the Company generated $3.4 million in cash, cash equivalents and available for sale securities primarily as a result of accounts receivables decreasing by $1.8 million and $1.3 million contributed from lower inventory levels. At the end of third quarter 2003, cash, cash equivalents and available for sale securities equaled $14.9 million.
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      IRIDEX management will conduct a conference call today for those interested at 2:00 p.m. PST/5:00 p.m. EST. The dial-in number is 800-603-0804 US/Canada and 706-643-1370 International. Interested parties may also access the live conference by visiting the Company's website at www.iridex.com. A telephone replay will be available beginning on October 21, 2003 at 5:00 p.m. PST, through October 28, 2003, 9:00 p.m. PST, by dialing (800) 642-1687 and entering Conference ID # 3439048. An archived version of the webcast will be available beginning on October 22, 2003 after 3:00 p.m. PST on the Company's website at www.iridex.com.

About IRIDEX

      IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company's website at www.iridex.com.

Safe Harbor Statement

      This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate during the remainder of the year for the Company's ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company's new products, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company's markets, especially with regard to the Company's dermatology products which are typically used for elective procedures that can be deferred. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships during the remainder of the year, dependence on international sales and the Company's network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
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                               IRIDEX Corporation
                Condensed Consolidated Statements of Operations
                     (In thousands, except per share data)
                                  (unaudited)


                                                               Three Months Ended                Nine Months Ended
                                                          September 27,   September 28,    September 27,   September 28,
                                                              2003            2002             2003             2002
                                                          -------------   -------------    -------------   -------------
Sales                                                       $  8,267        $  6,717         $ 22,928         $ 21,113
Cost of sales                                                  4,678           3,705           12,981           11,895
                                                            --------        --------         --------         --------
Gross profit                                                   3,589           3,012            9,947            9,218
                                                            --------        --------         --------         --------

Operating expenses:
Research and development                                         975             919            2,972            3,384
Sales, general and administrative                              2,402           2,098            7,430            6,897
                                                            --------        --------         --------         --------
Total operating expenses                                       3,377           3,017           10,402           10,281
                                                            --------        --------         --------         --------

Income (loss) from operations                                    212              (5)            (455)          (1,063)
Interest and other income, net                                    49             (31)             154               66
                                                            --------        --------         --------         --------
Income (loss) before benefit from income taxes                   261             (36)            (301)            (997)
Benefit from income taxes                                          0             242              181              549
                                                            --------        --------         --------         --------
Net income (loss)                                           $    261        $    206         ($   120)        ($   448)
                                                            ========        ========         ========         ========


Basic net income (loss) per common share                    $   0.04        $   0.03         ($  0.02)        ($  0.07)
                                                            ========        ========         ========         ========
Diluted net income (loss) per common share                  $   0.04        $   0.03         ($  0.02)        ($  0.07)
                                                            ========        ========         ========         ========

Shares used in per common share basic calculations             6,933           6,875            6,922            6,858
                                                            ========        ========         ========         ========
Shares used in per common share diluted calculations           7,043           6,938            6,922            6,858
                                                            ========        ========         ========         ========

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                               IRIDEX Corporation
                     Condensed Consolidated Balance Sheets
                                 (In thousands)



                                                                September 27,    December 28,
                                                                    2003             2002
                                                                -------------    ------------
                                                                 (unaudited)
                                     ASSETS
Current Assets:
Cash and cash equivalents                                         $  7,800         $  9,186
Available-for-sale securities                                        7,142            2,356
Accounts receivable, net                                             6,225            8,037
Inventories                                                          9,447           10,725
Prepaids and other current assets                                      930              751
                                                                  --------         --------
Total current assets                                                31,544           31,055

Property and equipment, net                                            662              950
Deferred income taxes                                                2,267            2,267
                                                                  --------         --------
Total assets                                                      $ 34,473         $ 34,272
                                                                  ========         ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                  $    876         $    657
Accrued expenses                                                     3,431            3,417
                                                                  --------         --------
Total liabilities                                                    4,307            4,074
                                                                  --------         --------

Stockholders' Equity:
Common stock                                                            70               70
Additional paid-in capital                                          23,723           23,631
Accumulated other comprehensive income (loss)                           (1)               3
Treasury stock                                                        (430)            (430)
Retained earnings                                                    6,804            6,924
                                                                  --------         --------
Total stockholders' equity                                          30,166           30,198
                                                                  --------         --------
Total liabilities and stockholders' equity                        $ 34,473         $ 34,272
                                                                  ========         ========